Filed Pursuant to Rule 433
Registration Statement No. 333-197364

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities to a Basket of Six Exchange-Traded Funds due July 6, 2020

Term Sheet to Pricing Supplement dated December 30, 2015

Summary of terms

Issuer	The Toronto-Dominion Bank (“TD”)
Term	Approximately 4.5 years
Reference Asset	An unequally-weighted basket (the “Reference Asset” or the “Basket”) of six exchange-traded funds (the “Basket Components”) described to the right.
Pricing Date	December 30, 2015
Issue Date	January 5, 2016
Principal Amount	$1,000 per Security
Payment at Maturity	See “How the payment at maturity is calculated” on page 3
Maturity Date	July 6, 2020
Initial Component Price	The closing price of a Basket Component on the Pricing Date
Final Component Price	The closing price of a Basket Component on the Valuation Date (see also the accompanying pricing supplement)
Basket Component Return	With respect to each Basket Component, (Final Component Price – Initial Component Price) / Initial Component Price
Initial Price	The Initial Price will be set to 100 on the Pricing Date
Final Price	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weight)]
Percentage Change	(Final Price – Initial Price) / Initial Price, expressed as a percentage
Maximum Redemption Amount	150.50% of the Principal Amount of the Securities ($1,505 per $1,000 Principal Amount of the Securities)
Buffer Price	85% of the Initial Price of a Basket Component
Buffer Percentage	15%
Leverage Factor	150%
Valuation Date	June 26, 2020
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Underwriting Discount and Commission	Up to 3.375%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	89114QUE6 / US89114QUE69

Investment description

•	Linked to the a Basket of Six Exchange-Traded Funds due July 6, 2020
•	The Basket will consist of the SPDR® S&P 500® ETF Trust (the “SPY”) (50%), the iShares® Russell 2000 ETF (the “IWM”) (15%), the iShares® MSCI EAFE ETF (the “EFA”) (15%), the iShares® MSCI Emerging Markets ETF (the “EEM”) (10%), the PowerShares DB Commodity Index Tracking Fund (the “DBC”) (5%) and the Vanguard® REIT ETF (the “VNQ”) (5%).
•	Unlike ordinary debt securities, the Principal at Risk Securities (the “Securities”) do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from the Initial Price to the Final Price.

The payment at maturity will reflect the following terms:

o	If the price of the Reference Asset increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Reference Asset, subject to the Maximum Redemption Amount of 150.50% of the Principal Amount of the Securities

o	If the price of the Reference Asset decreases but the decrease is not more than 15%:

You will be repaid the Principal Amount

o	If the price of the Reference Asset decreases by more than 15%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the price of the Reference Asset in excess of 15%

•	Investors may lose up to 85% of the Principal Amount
•	Any payments on the Securities are subject to our credit risk. The Securities are unsecured and are not savings accounts or insured deposits of a bank.
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities as of the Pricing Date, based on our internal pricing models, is $955.79 per Security, which is less than the public offering price. See “Additional Information Regarding Our Estimated Value of the Securities” beginning on page P-41 of the accompanying preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-6 of the accompanying pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement MLN-ES-ETF-1 dated August 31, 2015 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 28, 2014 (the “prospectus”).

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product prospectus supplement and prospectus before making a decision to invest in the Securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

As used in this term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

Hypothetical payout profile

The profile to the right is based on the Maximum Redemption Amount of 150.50% or $1,505.00 per $1,000 Principal Amount, the Leverage Factor of 150% and the Buffer Price equal to 85% of the Initial Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Price, and whether you hold your Securities to maturity.

*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical returns

Hypothetical Final Price	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
200.00	100.00%	$1,505.00	50.50%
175.00	75.00%	$1,505.00	50.50%
150.00	50.00%	$1,505.00	50.50%
140.00	40.00%	$1,505.00	50.50%
133.67	33.67%	$1,505.00	50.50%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.50	2.50%	$1,037.50	3.75%
100.00[2]	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

1 The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.

2 The Initial Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity will depend on the actual Final Price and Maximum Redemption Amount.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

How the payment at maturity is calculated

The payment at maturity will be determined as follows:

•	If the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Securities equal to the lesser of:
(i)	Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)	the Maximum Redemption Amount.
•	If the Percentage Change is less than or equal to 0% but greater than or equal to -15% (that is, the Percentage Change is between 0% and –15%), then the investor will receive only $1,000 per $1,000 Principal Amount of the Securities.
•	If the Percentage Change is less than -15% (that is, the Percentage Change is between –15% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Securities, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Price is less than Buffer Price, the investor will receive less, and possibly 85% less, than the Principal Amount of the Securities at maturity.

Hypothetical Values of the Basket*

* While actual historical information on the Basket will not exist before the Pricing Date, the graph above sets forth the hypothetical daily performance of the Basket from January 2, 2008 through December 30, 2015. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Basket level of 100.00 as of January 2, 2008. The dotted line presents the Buffer Price of 85.00, which is equal to 85% of the Initial Price of 100.

We obtained the information regarding the historical performance of the Basket Components used in calculating the graph above from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Basket. Additionally, the hypothetical examples above reflect the performance of the hypothetical Basket, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. You should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov. Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

Selected risk considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.

•	Principal at Risk. Investors in the Securities Could Lose a Substantial Portion of Their Principal Amount If There Is a Decline in the Value of the Reference Asset.
•	The Securities Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Return Will Be Limited by the Maximum Redemption Amount and May Be Lower than the Return on a Direct Investment in the Reference Asset.
•	Changes in the prices of the Basket Components may offset each other.
•	Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Securities Held by the Basket Components.
•	The Performance and Market Value of a Basket Component During Periods of Market Volatility May Not Correlate With the Performance of its Applicable Underlying Index As Well As the Net Asset Value Per Share of Such Basket Component.
•	An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets.
•	An Investment in the Securities is Subject to Exchange Rate Risk.
•	An Investment in the Securities is Subject to Emerging Markets Risk.
•	An Investment in the Securities is Subject to Risks Associated with Small-Capitalization Stocks.
•	An Investment in the Securities is Subject to Risks Associated with Fluctuations in the Price of the Commodity Futures Contracts and Other Assets Included in the Underlying Index of the DBC.
•	Fewer Representative Commodities May Result in Greater Volatility, Which Could Adversely Affect the DBC.
•	Futures Contracts Are Not Assets with Intrinsic Value.
•	Trading on Commodity Exchanges Outside the United States is Not Subject to U.S. Regulation.
•	“Backwardation” or “Contango” in the Market Prices of the Commodities Contracts Will Affect the Price of the DBC.
•	The Valuation of the Futures Contracts May Not Be Consistent with Other Measures of Value for the Index Commodities.
•	The Level of the DBC and the Value of the Securities May Be Affected by Currency Exchange Fluctuations.
•	Changes in Exchange Methodology or Changes in Law or Regulations May Affect the Value of the Securities Prior to Maturity and the Amount You Receive at Maturity.
•	Possible Regulatory Changes Could Adversely Affect the Return on and Value of your Securities.
•	Since the DBC Is Based on Futures Contracts, Its Performance May Differ from the Performance of the Spot Prices of the Index Commodities.
•	An Investment in the Securities Will Be Subject to Risks Associated with the Real Estate Industry.
•	Risks Associated with Real Estate Investment Trusts Will Affect the Value of the Securities.
•	Changes That Affect the Underlying Indices Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.
•	Adjustments to the Basket Components Could Adversely Affect the Securities.
•	We Have No Affiliation with the Index Sponsors or the Investment Advisors and Will Not Be Responsible for Any Actions Taken by the Index Sponsors or the Investment Advisors.
•	We and Our Affiliates Do Not Have Any Affiliation with the Index Sponsors or the Investment Advisors and Are Not Responsible for Their Public Disclosure of Information.
•	Each Basket Component and the Applicable Underlying Index Are Different and the Performance of a Basket Component May Not Correlate With that of its Applicable Underlying Index.
•	The Estimated Value of Your Securities is Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Might Have Been Lower if Such Estimated Value Had Been Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.
•	The Estimated Value of the Securities is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.
•	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.
•	The Temporary Price at Which We May Initially Buy The Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	Market Disruption Events and Adjustments. The Payment at Maturity and the Valuation Date Are Subject to Postponement as Described in the Product Prospectus Supplement.
•	The Antidilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Reference Asset.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES